Exhibit 10.77

                      SUMMARY OF COMPENSATORY ARRANGEMENTS
                   WITH DIRECTORS AND NAMED EXECUTIVE OFFICERS

Director Compensation. Each director who is not an employee or officer of the Company will receive the following compensation for his services as director in 2005:

         o        annual base compensation of $18,000;

         o        $1,500 per regularly-scheduled board meeting attended;

         o        $5,000 per year for service as the Audit Committee chairman;

         o $5,000 per year for service as the Compensation Committee chairman;

         o        $18,000 per year for service as the Lead Director;

         o an annual option to acquire 12,000 shares of common stock (24,000 for the Lead Director);

         o reimbursement of reasonable out-of-pocket expenses incurred in attending board meetings.

Mr. Hardman, who is the Technical Advisor to the board of directors, is also a consultant to the Company. In this capacity, he receives $57,000 per year and is granted options to purchase an additional 65,000 shares of common stock as a consequence of his appointment to that position.

Named Executive Officer Compensation. The Company's executive compensation program has several elements, all determined by individual and Company performance.

     Base Salary Compensation
     ------------------------

     Base salaries for the Chief Executive Officer and the other named executive officers in 2005 have been established by reviewing a number of factors, including responsibilities, experience, demonstrated performance, potential for future contributions, and the level of salaries associated with similar positions at businesses that compete with the Company and other competitive factors. Base salary levels for named executive officers in 2005 have been determined as follows:


         David N. Pierce                                   $350,000

         Thomas B. Lovejoy                                  250,000

         Andrew W. Pierce                                   250,000

         Jerzy B. Maciolek                                  250,000

         Scott J. Duncan                                    250,000

     Other Compensation
     ------------------

     In addition to his base salary, each of the named executive officers is eligible to participate in the following:

         o the Company's various stock option and incentive plans, under which stock options or other equity compensation may be granted from time to time as determined by the board of directors, and which may be based on factors such as the level of base pay and individual performance;

         o short-term incentive compensation, which is determined from time to time by the board of directors, under which cash bonuses in varying amounts may be granted based on the Company and individual achieving predetermined goals;

         o the Company's 401(k) profit-sharing plan and other health and benefit plans generally available to Company employees; and

         o other compensation arrangements as determined by the board of directors.